Exhibit 99.2

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EDITED TRANSCRIPT

GEF - Q4 2014 Greif Inc Earnings Call

EVENT DATE/TIME: JANUARY 15, 2015 / 03:00PM GMT

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

CORPORATE PARTICIPANTS

Scott Griffin Greif, Inc.—IR

David Fischer Greif, Inc.—President and CEO

Pete Watson Greif, Inc.—COO

Larry Hilsheimer Greif, Inc.—EVP and CFO

David Lloyd Greif, Inc.—VP, Corporate Financial Controller

CONFERENCE CALL PARTICIPANTS

Chris Manuel Wells Fargo Securities—Analyst

George Staphos BofA Merrill Lynch—Analyst

Steve Chercover D.A. Davidson—Analyst

Justin Bergner Gabelli & Company—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Ghansham Panjabi Robert W. Baird & Company—Analyst

Walter Liptak Global Hunter Securities—Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif Incorporated fourth-quarter 2014 earnings call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

I would now like to turn the conference over to Scott Griffin. Thank you. Please go ahead.

Scott Griffin—Greif, Inc.—IR

Thank you, Brenda. Good morning, everyone, and welcome. As a reminder you may follow this presentation on the Greif Web at greif.com investor center under conference calls.

On the call today in order of speaking are David Fischer, President and CEO; Pete Watson, COO; and Larry Hilsheimer, Executive Vice President and CFO. David Lloyd, Vice President and Corporate Financial Controller is also present.

We will issue our 2014 fourth-quarter earnings release after the market close yesterday and is posted on the website at greif.com. We have prepared slides to supplement our comments which are posted in the investor section of our Website under conference calls.

We are now on slide two. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

This presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and acquisition related costs, net income attributed to Greif and EBITDA before and after special items. EBITDA is defined as net income plus interest expense net plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax plus depreciation, depletion and amortization expense. Management believes the non-GAAP measures provide a better indication of operating performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation in the fourth quarter 2014 earnings release.

Unfortunately due to time constraints, there may be limited time for the question-and-answer portion of today’s call. We want to be responsive to all your questions and should you be unable to ask questions, please contact Bob Lentz at 614-439-6006.

Before turning the call over to our CEO, let me first acknowledge our press release which states that we will be filing our Form 10-K late. Larry Hilsheimer, our CFO, will be addressing this matter in his remarks.

I will now turn the call over to David Fischer.

David Fischer—Greif, Inc.—President and CEO

Thank you, Scott. Please turn to slide three. We anticipate the overall global economy to continue to reflect a modest recovery in our fiscal 2015 year with positive aspects of the improving economy in the United States being offset by the negative trends globally particularly in Europe, Russia and Latin America.

Our fourth-quarter 2014 results included specific actions to accelerate our financial performance. These actions are expected to lead to improved financial performance over the next eight quarters. However, more recently we have faced increased headwinds including negative currency translation, country-specific currency devaluations and initial effects from sharply lower oil prices affecting customer demand.

The full impact of these factors has not yet been fully realized and we are actively implementing countermeasures to offset these headwinds.

Early in 2014, we initiated a comprehensive portfolio review representing an important step towards further refinement of our strategy. During the second half of fiscal 2014, we implemented several actions based on that review which involved business divestments and further operational restructuring.

More recently in Q4, we launched a companywide transformation initiative which is being pursued by the top 60 leaders in the Company. This initiative has generated both aggressive goals and enthusiasm to optimize our portfolio, improve our financial performance and reward shareholders. We plan to address details of this at our Investor Day next Wednesday.

We will accelerate implementation of additional value creating opportunities throughout fiscal 2015 including a companywide SG&A reduction, further portfolio optimization, and increased operating efficiencies from expanded Greif Business System initiatives. These actions are expected to result in a stronger and much more customer focused Company that is well-positioned to re-earn the right to grow by creating additional value in this ever-changing global environment.

Coupled with a relentless pursuit of customer value creation, we will aggressively reduce our cost structure and respond proactively to global macroeconomic headwinds and a potential deflationary environment.

While some of these actions are business specific and facility specific, one of our key goals is to increase the Company’s annual free cash flow above the average of the recent years. For fiscal 2014, our free cash flow was $179 million compared to $146 million the previous year and benefited from several asset sales. Our fiscal 2015 operating budget and longer-term strategic plans are focused on generating a higher level of free cash flow from operations going forward.

I am now on slide four. Building and maintaining a safe work environment is the highest priority of our operations. This ongoing commitment to a safer work environment has also led to a reduction in the Medical Case Rate from 1.45 from 1.47 in the prior year. This marks the ninth consecutive year of improvement in our Company’s Medical Case Rate. Our commitment to safety is our most important obligation to our employees and secondarily benefits shareholders as an offset to higher and higher healthcare costs.

Please turn to slide five. In addition to safety, we also focused on other key priorities for 2014. We addressed capacity utilization issues in our Flexible Products and Services business which resulted in the closure of the KSA fabric hub and a fresh look at our business given challenges we faced related to a sluggish market conditions, a difficult labor model and fluctuations in raw material pricing.

The new management team is doing a good job of putting the business on the right path towards profitability following the Hadimkoy occupation and its related effects during fiscal 2014.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

The impact of the new FPS leadership team can be seen in the Q4 business results. Fourth-quarter net sales on a constant currency basis adjusting for the divestment of our Multiwall business improved slightly compared to the same period a year ago. The segment’s SG&A expenses also decreased approximately $2 million in the fourth quarter versus the prior year reflecting initial progress related to the targeted initiatives to reduce SG&A in absolute dollar amounts and as a percent of net sales.

We also incurred approximately $70 million of non-cash asset impairment charges during the fourth quarter including $66.3 million in the Flexible Products Segment. The original hub and spoke operating model has been discarded in favor of producing fabric and Flexible Products in key regions much closer to the customers we serve.

Transitioning into 2015, our portfolio optimization initiative includes a growth agenda which rigorously prioritizes capital in projects and in businesses that offer the highest sustainable rate of return for the Company. For example, the previously announced additions to our Paper Packaging business are underway and are expected to be completed over the next three quarters.

At our Riverville mill, installation of the shoe press and other projects are expected to add an incremental 50,000 tons to our semi-chem containerboard capacity beginning this October. We are also installing a sixth corrugator in the Southeast United States in response to high customer demand. The outcome of these projects and the other initiatives is expected to increase this business’s integration levels, lead to further product differentiation and reduce fixed cost per unit.

The Greif Business System has been an integral part of our Company for more than a decade and remains an important element of our strategy going forward. It is a time-tested and powerful self-help process that enables us to deliver increased value throughout our business portfolio.

During the fourth quarter, Addison Kilibarda, who has served in several key executive positions globally during the past decade was appointed to lead our strategy and transformation process. He will be working with all areas of our Company to ensure delivery of a customer concentric services model and solutions while also helping to realize additional cost savings through operations.

Restructuring took place in each of the regions during 2014 with particular emphasis on our Rigid Industrial Packaging and Flexible Products businesses. In Europe, we combined drum recondition facilities with new drum facilities. In 2015, we will continue to implement plans to significantly increase cross business and cross geography integration levels to achieve the lowest manufacturing footprint cost structure possible.

I am now on slide six. During 2015, we will continue to focus on improved safety performance throughout the Company with a goal to reduce our Medical Case Rate by 10% by the end of the fiscal year. During Q4 of 2014, we completed the aforementioned comprehensive review of the Company’s business portfolio which included specific goals and action plans. Looking into 2015, the entire executive team will be focused on implementing our strategy in all segments with tailored activities for the four distinct categories of divest, fix, protect and grow, which were discussed on last quarter’s call.

Particular emphasis will be initially directed towards the transform and fix opportunities we have within our portfolio. The strategy includes cost-cutting initiatives in areas such as SG&A reductions, working capital, supply chain and the overall Greif Business System. Additional details concerning these initiatives will be discussed at our Investor Day.

We recently selected a team of internal Greif leaders representing all business segments, functions and regions of the world to accelerate development and execution of our strategy. The construct of this team ensures both ownership in our strategy and its successful implementation.

The team is actively pursuing the necessary steps to align their areas of responsibility to achieve our overall goals.

They are excited about the opportunities to unlock value across the enterprise and I have challenged them to aggressively pursue opportunities in our strategy to eliminate assets and activities which do not materially add to the Company’s performance.

Greif has a long, established heritage that includes profitable growth and more than seven consecutive decades of paying cash dividends. We have renewed our commitment to reward our shareholders. For the remainder of 2015, plans will be implemented in each of the four asset categories that I referenced a moment ago with specific expectations related to asset performance. We anticipate the divestment of additional non-core assets and plan to use a portion of the proceeds to reduce outstanding debt. Additional rooftop consolidation will continue to increase operating efficiencies.

During 2015, we will also continue to develop new ways to leverage our landholdings. This includes fully exiting our Canadian landholdings over the next 24 months. We will also actively pursue business opportunities to generate sources of revenue from the remaining landholdings in the Southeast United States.

Please turn to slide seven. Sustainability remains an important strategic objective for many of our customers. Despite the market and economic challenges that exist today, our customers are committed to their sustainability goals and Greif is playing an important role in their long-term success.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Progress continues to be achieved in areas of energy, carbon, water and waste. We are proud of our achievements to date. The cumulative economic benefit from energy conservation alone since 2009 has now reached $45 million.

We were pleased to recently receive our first independent assessment as part of the Carbon Disclosure Project’s annual climate change report. We significantly exceeded the scores of our industry group with an initial rating that is based primarily on efforts to achieve increases in energy efficiency and reductions in carbon emissions.

We believe that good business and long-term sustainability go hand in hand. As Mike Gasser, our Chairman of the Board stated five years ago, sustainability initiatives must be good for business as well as the environment. This ongoing commitment to sustainability also includes product innovation.

This past October we received the 2014 IAIR Sustainability award for the innovative material development in our DoubleGreen COEX 10-liter stackable jerry can which is one of the first multilayer 10 liter plastic jerry cans made from renewable sugarcane. Its rigid, stackable design eliminates the need for carton boxes for transportation, improves inventory management costs, removes the necessity for printing a duplicate label and optimizes the recycling process. DoubleGreen is also UN certified now for international shipments.

We look forward to 2015 as a transition year for Greif and improving our financial performance to better reward our shareholders.

I will now turn the call over to Pete Watson, our Chief Operating Officer.

Pete Watson—Greif, Inc.—COO

Thank you, David. I am now on slide eight. Volumes in selling prices were flat year-over-year in the Americas region. Volumes in North America were higher in most substrates aided by the successful growth in targeted markets versus last year. We did experience a decline in plastic due to operational supply chain issues which are being resolved. Sales of intermediate bulk containers continue to grow in line with our strategic objectives.

In Latin America, our business performance demonstrated solid improvement year-over-year. Selling prices were favorable due to price mix management while our volume showed declines in all substrates. This is the direct result of challenging market conditions attributed to political, economic and currency issues. Brazil’s economy continues to struggle while Venezuela is experiencing hyper inflation.

As David commented, we recently completed our strategic review and are taking actions to actively address the Americas footprint. During the fourth quarter, we completed the sale of a water bottle business and the sale of a consumer plastic container business in Brazil.

Please turn to slide nine. Currency impact and sluggish economic conditions created a drag on fourth-quarter performance. The EMEA Asia-Pac region achieved positive fourth-quarter volume comparisons for most substrates versus same period in 2013 aided by the strong performance in our seasonal ag business relating to conical steel drums.

Results in the Middle East and Africa were strong throughout the region. Steel drum and plastic drum volumes in Europe were favorable compared to a year ago principally due to a positive conical drum season. Lower selling prices due to declining raw material costs and negative foreign currency translation particularly relating to the euro and Russian ruble resulted in negative sales on a US dollar basis compared to the fourth quarter 2013.

Please go to slide 10. We achieved record net sales in our Paper Packaging segment for fiscal 2014 and ended the year with solid fourth-quarter results. Slightly higher annual volume was offset by a modest reduction in selling prices compared to a year ago. Lower OCC cost were partially offset by higher transportation and increased utility costs.

Consistent with the strategic goal to optimize our business portfolio during the fourth quarter, two box plants were sold to a strategic customer with long-term supply agreements. Two previously announced growth capital projects are proceeding as planned and are expected to be operational in the fourth quarter of fiscal 2015.

At our Virginia mill, the modernization of our semi-chem medium machine is progressing on schedule. In line with our strategy, we are adding a second corrugator in our Concorde, North Carolina sheet feeder. This will strengthen our network and position us to better serve our customers.

We continue to focus our efforts on market differentiation and product innovation. The success of these efforts is reflected in the 39% year-over-year sales growth of these specialty products.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Please turn to slide 11. Overall fourth-quarter sales volume for the segment were negative due to the divestment of the Multiwall business at the beginning of the fourth quarter. However, we saw increased volume throughout the quarter in our four loop Polywoven business. Key account volumes have stabilized and are now in line with fiscal 2013 volumes.

The negative effects of Hadimkoy in the segment’s network continue to recede. The impact of this illegal occupation of 2014 segment results totaled $21 million which is $1 million below our previous estimate. As production capacity at this facility continues to increase, excessive backlogs have been stabilized and the lead time for standard products has normalized.

The team continues to focus on the critical challenge we face in the business. Initiatives are underway to diversify our sales base outside of our traditional market in Europe. We have transferred production equipment from the recently closed KSA fabric hub to facilitate profitable growth in target markets.

Positive results are being realized in the US and Mexico. The APAC region for Flexible Products continues to make positive progress. Customer focused initiatives, cost reduction plans, and portfolio enhancements are progressing well and are key components of our turnaround plans.

Please turn to slide 12. Market conditions for timberland in the Southeast region of the US remained stable in the fourth quarter. Nontimber revenue is steady highlighted by the sales of development properties in Canada and special use land tracts.

If I can make one final comment, we all know the falling price of oil has decreased in excess of 50% in the last six months. The communal net impact of this dramatic drop in oil prices in the Company’s earnings is very difficult to forecast at this time. There are obvious benefits such as lower energy costs, lower transportation rates and potentially higher consumption of goods with cost structures tied to oil and oil derivatives.

Offsetting factors may include customer demand for certain packaging products tied to the oil and gas industry and potential shifts in product demand between geographic regions as a new norm is established. Greif is well-positioned with a broad product line and geographic reach to take advantage of potential changes resulting from lower oil prices. We will continue to monitor this situation closely.

This concludes my remarks and I will now turn the call over to our CFO, Larry Hilsheimer.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Thank you, Pete. As mentioned, we have delayed filing our Form 10-K to permit our former auditors time to complete their testing and review of the revisions we have concluded upon, some of which were discovered late in the process of closing our records for fiscal 2014. Let me state however that there is nothing of which we are aware based on our discussions with our former audit firm that would lead us to believe that there is risk of modification of the 2014 results that we released yesterday.

The financial information included in our press release and in this presentation has been revised to reflect the correction of an error involving the elimination of intercompany revenue in our Paper Packaging segment. This correction had the effect of reducing both revenue and cost of sales by approximately $139 million for 2014 and $133 million in 2013. The impact on operating profit and net income was not material.

Unfortunately these changes along with the complicated goodwill allocation impacts that we discussed in the third quarter create a very complex maze for you to walk through. Added to that confusion is my drive to push us to what I believe will be a simpler way to provide guidance for 2015 and forward, that being adjusted EPS. However, that adjusted EPS is different than the guidance term used in our third-quarter earnings release and call for where we expected to end this year. That transaction is complicated with the guidance provided then on the call of $1.98 to $2.08 per share including gains from the sale of select non-core assets but excluding Timberland gains and potential future impairment charges.

I apologize for the complexity this transition and the other matters caused for you. We have attempted to mitigate this by providing you more detail than has previously been provided about our results from operations, cash flows, etc. So I will now move on to discuss our fourth-quarter results.

We continued our emphasis on working capital and expense management in the fourth quarter. That combined with divestitures of non-core businesses contributed to a significant increase in cash generation and a substantial reduction in debt outstanding. Our fourth-quarter operating profit was negatively impacted by $70 million of non-cash asset impairments and $2 million of current foreign currency translation in fourth quarter of 2014 to fourth quarter of 2013.

Let me move to slide 13. Net sales of $1 billion for the fourth quarter 2014 were 4% below fourth quarter 2013 primarily due to negative foreign currency translation of 2.5% and 1.4% lower related to business divestments in fiscal 2014.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Consolidated volumes were flat compared to a year ago with increases in Europe and North America in Rigid Industrial Packaging of approximately 5% and 3% respectively offset by a 12% decrease in Latin America and a 6% decrease in the Flexible Products and Services segment.

Consolidated selling prices for the fourth quarter 2014 were similar to the same period last year, a decrease of 0.2% driven primarily by decreases in raw material costs and related pass-through contract provisions.

The negative impact of foreign currency translation accelerated during the fourth quarter as a number of currencies including the euro, Argentinean peso, Brazilian real, Russian ruble, South African rand and the Turkish lira decreased compared to the US dollar. We reflected this negative impact in our fiscal 2015 budget when it was completed in October based on the general forward-looking consensus of economists at that time. However, as we all know, the US dollar has continued to strengthen at an accelerated rate since that time and that is particularly true related to those currencies key to us.

We now anticipate that foreign currency translation will negatively affect our 2015 net sales and financial results more than we originally budgeted and our guidance reflects the additional impact based on exchange rates as of January 9, 2015. Further US dollar strengthening relative to those currencies would negatively impact the results relative to that guidance. We have depicted the impact of those currency changes in the slides that were posted for today’s presentation in the appendix.

I would refer you to slide 29, which reflects an impact that we originally budgeted of $0.33 per share and an additional impact of currency devaluation of $0.17 per share based on the January 9 numbers.

For fiscal 2014, net sales increased slightly driven by higher selling prices. Foreign currency translation had negative impact of just over 1% for the year which was less than half of the fourth-quarter percentage impact. Sales also decreased due to the divestments in North America and the EMEA regions of the rigid industrial packaging and paper packaging segments. The full-year impact of foreign currency translation was negative 1.2% with the greatest impact in Latin America.

Now turning to slide 14, fourth-quarter gross profit decreased to $203 million for the fourth quarter 2014 from $226 million for the same period in 2013. We continue to experience competitive pricing pressures in Western Europe. Higher costs in the Flexible Products segment primarily due to the use of third-party products related to the Hadimkoy occupation earlier in the fiscal year, impacted both segment and consolidated gross profit. Additionally the net effect of acquisitions and divestments resulted in lower gross profit for the fourth quarter of 2014.

Gross profit margin was 19.4% for the fourth quarter of 2014 compared to 20.7% for the same period in 2013. Gross profit for fiscal 2014 decreased to $811 million from $832 million in the fourth quarter or for 2013. The same factors that impacted the fourth quarter 2014 results contributed to the year-over-year decline. Gross profit margin decreased to 19.1% from 19.7% the prior year.

I am now on slide 15. SG&A expense decreased $2 million to $114 million compared to the fourth quarter of 2013. Higher professional fees related to our change in independent accounting firms, tax consulting fees and strategy initiatives which totaled approximately $5.3 million were more than offset by year-end bonus, benefit and other accrual adjustments of $10 million. As part of our SG&A cost reduction initiatives, we recently implemented a stringent hiring replacement approval process.

SG&A expense for fiscal 2014 was $497 million compared to $477 million for fiscal 2013. Key items contributing to the year-over-year increase include expenses related to Hadimkoy, higher weather-related costs and additional professional expenses. The full-year impact from 2016 — for 2016 run rate from SG&A cost savings initiatives being implemented in fiscal 2015 and fully realized in fiscal 2016 are forecasted to be approximately $35 million on that run rate basis.

Let me now move to slide 16. Fourth-quarter 2014 operating profit was $37 million which is 62% below the same period in fiscal 2013. Non-cash impairment charges principally related to the Flexible Products segment were $43 million higher than in fourth quarter 2013. As previously noted, gross profit decreased $23 million from fourth quarter 2013 to 2014 including $6 billion related to divestments and $2 million attributable to foreign currency translation.

There were $17 million of timberland gains in the fourth quarter of 2013 and no gains in the fourth quarter of 2014. Gains on divestments were $24 million for the fourth quarter which partially offset the identified decreases I just covered.

Operating profit for fiscal 2014 was $249 million compared to $342 million the prior year. Higher non-cash impairment charges were the key factor in the year-over-year difference. There were also higher SG&A expenses, lower gross profit and higher restructuring charges in fiscal 2014 than in fiscal 2013.

I am now on slide 17. We have tried on this slide to depict the complicated discussion we had in the third-quarter earnings call in the diagram on the left side of the slide. Income tax expense was $51 million for the fourth quarter of 2014 compared to $39 million for the same period in 2013. As discussed extensively on our third-quarter 2014 conference call, the fourth-quarter and fiscal 2014 income tax expense was impacted by nondeductible expenses from asset impairment charges and goodwill allocated to divestments which were $86 million and $36 million respectively.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Fiscal 2014 income tax expense was $115 million versus $99 million for fiscal 2013. The effective tax rate for fiscal 2014 driven by these goodwill allocations and nondeductible impairments was 72.8% compared to 40.6% the prior year. I would just encourage you to look at the diagram on the left where we show that the constant income tax expense is reflected as a 72.8% rate on our reported income. If you then add it back, these nondeductible expenses from asset impairments and goodwill, it would take you to a more reasonable rate of 42.6%. Our forecast anticipates a decrease of approximately $32 million of income tax expense from a lower planned tax rate in fiscal 2015 of 31.5% as compared to fiscal 2014.

Please turn to slide 18. We continue to focus on free cash flow during the fourth quarter through our operating activities and initiatives related to implementation of our strategy. Net cash provided by operating activities increased to $145 million for the fourth quarter 2014 from $132 million in the prior year. Proceeds from the sale of properties, plant, equipment, businesses and other assets excluding timberland sales gains were $95 million compared to $4 million for the same period in 2013. Capital expenditures decreased $44 million for the fourth quarter from $54 million in 2013.

Free cash flow excluding timberland sales gain increased to $204 million from $130 million in fiscal 2013.

Net cash from operating activities was $262 million for fiscal 2014 compared to $250 million the prior year. Proceeds from the sale of PP&E were $133 million versus $16 million for fiscal 2013 and capital expenditures decreased to $138 million from $153 million in 2013.

Let me now turn to slide 19. The Company anticipates the overall global economy to reflect a modest recovery in fiscal 2015 with positive aspects of the improving economy in the United States being offset by the negative trends in other regions particularly Europe and Latin America. We anticipate that foreign currency matters will continue to present challenges for the Company as the strengthening of the United States dollar against other currencies will continue to impact the Company’s revenues and net income.

During the fourth quarter, the Company sold several businesses and plans to continue accelerating restructuring plans and facility closures and pursue the sale of select non-core assets as part of our overall strategic transformation. We will have more to say about that at our Investor Day next week.

We also plan to implement SG&A cost savings actions throughout 2015 and beyond. We will also provide more information about those actions on our Investor Day.

Based on these factors, fiscal 2015 adjusted Class A earnings per share is expected to be in the range of $2.25 to $2.35 excluding gains and losses on the sale of the businesses, timberland and property, plant and equipment as well as acquisition-related costs and restructuring and impairment charges.

As previously stated, this guidance is based on projecting the impacts of currency translation for the entire year based on exchange rates in key countries as of January 9. To the extent the US dollar strengthens further relative to the currencies of those key countries, our adjusted Class A earnings per share will be negatively impacted.

That concludes my remarks. We will now be pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Chris Manuel, Wells Fargo.

Chris Manuel—Wells Fargo Securities—Analyst

Good morning, gentlemen. A couple questions for you and then I will jump back in the queue. But first, let me start with kind of some updates on how the business is performing thus far. You are 75 or so days into your 90-day quarter and a lot has happened since October. Can you give us a sense as to how the RIPS business maybe by region has performed thus far to help us calibrate through the course of the year? And maybe an update too as well on the Paper side given as we look at box numbers, they were really solid October, November and we think that continued into December.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Sure, Chris. Let me start and I will ask Pete specifically to add to what I say. Obviously David could as well. But in what we have seen in the first part of the year obviously the currency matters have impacted us pretty dramatically. And as the slide that I referenced earlier points out, we actually adjusted what we perceived this year’s results to be additionally because of that further devaluation. So that has been probably the biggest tidal wave item for us.

The second matter I would say is that Pete’s comments on the oil price impact, we are still filtering through what we believe the full-year impact will be on us but it has clearly impacted demand from the energy sector particularly the oil and gas sector in the IBC space and that caused us also to adjust what we had originally budgeted down from what we originally had in place for the North American RIPS business. So those are the two primary impacts that we have seen.

We are just beginning to see some sort of positive impacts on transportation costs but you also get pressure from your customers to pass those through so we are trying to balance that and do the appropriate thing and try to create value for our shareholders which is balancing, keeping our customers and also keeping some expense dollars.

With respect to the Paper business or any other comments, let me turn it over to Pete. He is much closer to the Paper business.

Pete Watson—Greif, Inc.—COO

Hi, Chris.

Chris Manuel—Wells Fargo Securities—Analyst

One point of clarification I could make really kind of what I’m looking for too is a sense of — you gave us numbers through the quarter how volumes were and we have seen quite a bit of changes. Is North America still up a couple of points, is Europe still up or is it flat? It was a big down draft in volumes in Latin America. I kind of I’m trying to get a sense of what has changed with the trajectory through the first — you are almost a quarter of the way through your fiscal year, how we are tracking, if you will.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Let me just clarify your clarification. We didn’t provide any kind of volume information as to this year yet. Obviously we are not through our first quarter but Pete can speak to some trends of what is going on relative to where we were in the fourth quarter information that we shared.

Pete Watson—Greif, Inc.—COO

Chris, this is Pete. I can again comment on what we saw in Q4 and if you like, I will go through the regions and give you some clarity on what we saw.

In the RIPS side in North America, we saw unit volume increase 2.8% predominantly in steel, fiber and IBCs. Latin America, on same business structure, we had a reduction of 12.5%. That is related predominantly to Brazil and the steel business but I will tell you that while our volumes were down our selling prices were up and our profits are up substantially which is our main objective.

If you move to EMEA, we actually had strong sales, 4.9% improvements in steel and plastic volumes and part of that relates to the ag season and the conical steel drums had an excellent season. Asia-Pac’s volumes were flat in Q4.

In paper packaging, our volumes were flat and it is a tale of two stories there, Chris. Our mills were slightly down, our converting plants were up over 3% and in the FPS segment, it shows our volumes are down. Predominantly that relates to two things, the Multiwall business that was divested and we have got our one and two loop bag business is down, our four loop Polywoven business is up. And I think the trends that we showed in Q4 are similar at this point.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Chris Manuel—Wells Fargo Securities—Analyst

Okay. My second question is when we look at kind of cash flow as folks in the street traditionally look at it and think up cash flow, less CapEx. If I pull out some of the asset sales and different elements, it looks like 2013 as you presented it was about $114 million. It looks like 2014 then is about $71 million and if we look at it in a similar type way for 2015, it would appear to be something — have to take out a few million for some proceeds here but something and it is maybe $75 million to $110 million, something in that range. Can you help?

When we think about the — I guess my question really here is as we think about the dividend that is about $100 million, earlier in the remarks you talked about — I think David mentioned intending to continue to work through assets to reward shareholders with a dividend. It would appear as though you are close to covered for 2015 but how do you think about the balance of the business here as we move forward on a longer-term basis? Is there a concern that we are just essentially covering a dividend at this point? Is there an opportunity for this to get much better? I appreciate that the CapEx number in there is 150 and we have kind of thought of maintenance more in the 90 range. But could you give us a sense as to how you view this or think about what the cash flow opportunity for the business is over the coming years?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Sure, Chris. Sometime we will have to get together and reconcile your cash flow calculation to what we gave you in the document, the slide deck and that kind of thing but we can do that.

So let me say first of all, I look at and we look at our dividend paying capacity as part of a broader capital structure of this business. And we have talked about the fact that we look to having a debt level of two, 2.5 times and we are focused on getting into that level. But I look at our ability to pay dividends not only tied to the cash generated but what is our overall capital capacity. Clearly we are not a highly levered company.

We have very big support from our bankers and everything else. We are focused on maintaining that capital capacity that then allows us to support the distribution of dividends to our shareholders at any time. That said, we are also focused on generating higher and higher levels of operating cash flow and that is a big focus of our total transformation effort including our focus on driving out additional SG&A costs.

We are going to cover more details about that in our investor conference next week in terms of some of the specific actions that we have identified and the plans that we have. Clearly efforts around continuing to improve our working capital management, driving out additional SG&A costs and getting improvement in our loss making operations and improving our operations in other aspects, all of those translate to bottom-line cash flow generation.

I would also say that 2015 is a year when we are making some significant capital investments, particularly in the Paper business which we believe are very, very warranted in that the returns on that investment are going to be significant for us.

So it is a year where maybe the capital expenditure while similar to what we have done historically is probably slightly higher than where we would be on a continuing basis, and that impacts a little bit the cash flow for next year. Hopefully that is responsive to your question.

Chris Manuel—Wells Fargo Securities—Analyst

Thank you. One last one and then I will turn it over. Can you help us with — I think I don’t know if I heard correctly, what the book tax rate that you are anticipating and the cash tax rate for 2014, 2015 is? It looks like from a book perspective it was really effectively 43%-ish for 2014? What are you anticipating as a book rate for 2015 and then a cash rate?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, Chris, I have the — as I said earlier, the book rate is 31.5%. I don’t have the cash tax rate available but we can follow up. One of the things that we want to do, we know our Q&A. period today is pretty limited, going to encourage you all to submit any other questions you don’t get to Bob Lentz and we will use the opportunity of having the Investor Day next week to get back to you on the questions that we are unable to answer today.

And while we probably won’t have a dialogue, we will figure out a way to get you the answers. So we will follow up on that one as well.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Chris Manuel—Wells Fargo Securities—Analyst

Okay, thank you. I will jump back in the queue.

Operator

George Staphos, Bank of America.

George Staphos—BofA Merrill Lynch—Analyst

Hi, guys. Good morning. Listen, just as a comment here, I would encourage you perhaps for subsequent calls to not limit the amount of time on a call in this day and age where we need to have public discussion with management in a widely disseminated forum. It is better to have our Q&A live mic as opposed to passing back and forth commentary through questions and notes. So just as an aside, take that and consider it at your leisure.

I guess my first question would be why is the book tax rate for fiscal 2015 at 31% relative to 43% in 2014? What is causing the adjustment there?

The second question I had when I look at the cumulative FX effect that you are guiding towards which is $0.50 a share, would it be possible to disaggregate that into a pretax amount and then by region and/or by product because it seems like it is a fairly big number relative to the level of profitability I think you are generating in local currency. However I know the EPS calculation for Greif is a little bit more complex. It would be helpful to have your pretax on that. So those two questions to start.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

First, as to the tax rate, George, it has to do with the mix, also some prior period assessments that flowed through into the current year rates. But it is primarily the mix of what gets taxed in the US and what taxed internationally that balances to the 31.5%.

George Staphos—BofA Merrill Lynch—Analyst

On that point, Larry, normally the US would be a higher tax region for you versus lower tax or vice versa?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

The US is generally a higher tax region.

George Staphos—BofA Merrill Lynch—Analyst

So if the US seems like it is doing better versus your other regions, why would there be a mix effect?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Don’t forget that if you look at this year or the information and let me get to the right slide here, slide 27 — so you have in that paper packaging going down and Land Management sort of flat but Flexibles which is predominantly international going up and Rigid which is mixed, we actually are anticipating some of our foreign jurisdictions to go up and improve more than our North American business.

George Staphos—BofA Merrill Lynch—Analyst

That is helpful. I appreciate the color there. And then on the currency?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

The currency, we haven’t done the analysis in the fashion that you’ve asked. It could be cut, George. We will take that back and see what we can address but it is kind of difficult when you are trying to break down to that level but we will take a look at it.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

George Staphos—BofA Merrill Lynch—Analyst

Okay. My last question in this pass and I will turn it over for everybody else. You comment on slide 29 that there is a $0.23 reduction from core businesses in terms of the fiscal 2014 stepping off point to the fiscal 2015 guidance. What is in that $0.23? What are the big movers and how much is lost profitability? What are the other sources? Provide as much granularity as you can. Thank you.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Again, we tried to tie this back into page 27 of showing some of the drop off. That is not sort of a net number, those are identifying some of the things that are driving it down. So the Paper Packaging business going down and then also the drop in Flexibles business, although Flexibles if you take out — I’m sorry Flexibles is actually net up if you take out the currency impact. So it is primarily driven to the decrease in Paper Packaging and as the primary element. Is there anything else in there, Chris? What is the other? Slightly down in RIPS because we adjusted that element down for the IBCs. Thank you.

George Staphos—BofA Merrill Lynch—Analyst

I guess I am probably missing it but you have EBIT up in 2015 versus 2014, 308 versus 249, so how would that translate to lower core EPS?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

I’m sorry. If you don’t mind repeating that.

George Staphos—BofA Merrill Lynch—Analyst

If I am interpreting the slide 27 correctly, I have got $308 million of operating profit versus $249 million and yet you have core EPS down on slide 29. Is that just the effect of all of the one-off effects in 2014 in terms of when I get to the (multiple speakers)?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, exactly. That is exactly what it is, George.

George Staphos—BofA Merrill Lynch—Analyst

I will turn it over. Thank you, guys.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover—D.A. Davidson—Analyst

Thanks. Good morning. I want to start with slide 18, cash flow items. Not to sound aggressive but isn’t it a bit misleading to say that free cash flow was up from $130 million to $204 million? Because if you strip out the sales it is more like it is going from $126 million to $109 million year-over-year.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes and that is exactly, Steve, why we provided the detail that we did subsequently in the slide deck. I mean different people get to their free cash flows in different ways among all of you guys. If you look at your reports that come out, some of you include it, some of you don’t. We have historically included the proceeds from these sales in.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

I agree with you, I try to focus on what is the cash flow we are generating from operations. Historically the Company has had relatively immaterial dispositions of businesses and it has been included in operating cash flow. Going forward, we will provide the detail we have but that is the reason it is presented that way.

Steve Chercover—D.A. Davidson—Analyst

Okay. And with CapEx higher in 2015 than normal, how do you feel about the dividend and its safety?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, let me first of all reiterate it is not necessarily higher than what we normally have. If you look back historically, we have tended to spend in that $150 million range. I would say that our new normal might be somewhat lower than that, not dramatically and it is all going to depend on what maintenance capital we need to spend to make sure we continue to operate and then justifying the returns on projects that are proposed from our operators.

Relative to our comfort level on our dividend payment, again I would reiterate we look at our total overall capital structure and it is not tied to just general operating cash flow generation in any one year period or capital expenditures, it is looking at the strength and the ability of the Company to manage its capital structure and debt loads along with operating cash flow to then make the appropriate returns to shareholders. So we are nowhere anywhere close to any of our covenant issues or limits and any of our debt instruments that would impair our ability to pay. And we feel very comfortable about our cash flow generation going forward particularly after execution of our transformation efforts that we will be discussing more next week. So we have no concerns about the dividend payment capacity of this Company.

Steve Chercover—D.A. Davidson—Analyst

Okay, that is good. If I could switch to slide 27 please. Can you explain to me how it is that land management can generate an operating profit of $32 million on $24 million in revenue?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, this is a fairly typical question. I will let my corporate controller here explain how this works.

David Lloyd—Greif, Inc.—VP, Corporate Financial Controller

Yes, it is basically the gains on the Timberland sales that are running through operating profit, but not through revenue.

Steve Chercover—D.A. Davidson—Analyst

All right. And then I had a question on the SG&A, the objective to cut it by $35 million — by a $35 million run rate by 2016. If I am not mistaken, a couple years ago you had an objective to get it down to 8%, which would have been 200 basis points from where we were. Am I remembering this — why is that no longer attainable? SG&A has gone up.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes. So let me put it in a couple different buckets in terms of my response. First, relative to the $35 million in our third-quarter call, we talked about having identified specific actions of $25 million to $35 million, $15 million to $25 million of which was from FPS, which then would only benefit us on the bottom line half because of our joint venture interest.

What we are now reflecting is that we have identified some additional. In fact, the FPS piece has mitigated downward a little bit. But what we anticipate hitting our EBITDA is the $35 million on a run rate basis in 2016. Those are things that we have already specifically identified and have action plans to implement.

We are also, as we will talk more about next week in our investor day, specifically focused on driving additional SG&A costs out of the organization. We are relatively early in that process, but are confident that we will be able to. I am less confident that any of that will impact 2015. I am confident that more will impact 2016.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

The net benefit that I anticipate in 2015 of some of the actions that we have already identified, that original $35 million number that I spoke of, is roughly $15 million to $20 million; is what we think will hit the bottom line. Now, what could mitigate some of that is if we end up incurring other cost to execute further SG&A savings that would impact 2016 and beyond. Sorry, that is a little bit complicated.

Now to your 8% question. I will tell you that I think that 8% is very aggressive for a business that is as global and decentralized as ours currently is. We have longer-term objectives to have — and we have a process in place to implement a global ERP system. Once we do that, an objective at that level would be potentially more obtainable but I frankly just think the 8% was overshooting what was possible without that system fully in place along with our shared business, our shared services effort that we are also ongoing at this point.

Sorry for the long answer but ultimately over time I think we could have a goal that is more toward that 8% but in the next two to three years that is not going to be achievable and that is what we have set it at 10%.

Steve Chercover—D.A. Davidson—Analyst

Okay. With all due respect it is getting harder and harder to get on your conference calls, let alone attend the Analyst Day with either the changes in the reporting date or the limited advance notice of these events. I do hope that going forward one of your objectives is to stabilize this whole reporting process so we have a date and stick to it.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, and we acknowledge that as an issue. I would just say I have been here eight months and the person next to me is the financial controller who has been here nine and we are very focused on doing that. Going through an auditor change this year added a lot of complexity to the process as you coordinate through items and issues come up. I apologize for the inconvenience. We recognize it and it is certainly an objective of ours to not have a not only for you guys but also for our teams that worked on Christmas Day and New Year’s Day and still had to work through these things. There is multiple reasons we have that objective.

Steve Chercover—D.A. Davidson—Analyst

Okay, I understand. I will get back in the queue. Thank you.

Operator

Justin Bergner, Gabelli & Co.

Justin Bergner—Gabelli & Company—Analyst

Good morning. A couple of questions just clarifying questions here. In the opening sort of line in your press release you say that excluding the effect of acquisitions, dispositions and currency fluctuations, revenue was flat. Does that mean then that the organic volume was flat to slightly up in the quarter?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes.

Justin Bergner—Gabelli & Company—Analyst

Okay, great.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Larry Hilsheimer—Greif, Inc.—EVP and CFO

I think if you go back to Pete’s comments that would come through. But yes is the answer.

Justin Bergner—Gabelli & Company—Analyst

Okay. And then switching to the price component, obviously there was a big deceleration in the price driver in your business. Is there any way to give us a sense as to how much of that deceleration was sort of accompanied by raw material declines or was it all sort of negatively impacting the margin performance?

Pete Watson—Greif, Inc.—COO

This is Pete. The predominant amount of that reduction in price has to do with the declining raw material costs around the world, more severe in certain regions than others but that is the predominant driver.

Justin Bergner—Gabelli & Company—Analyst

Okay. Very helpful. And then switching to just some of the nuances of the earnings guidance, how do I understand the launching off earnings number of $2.23 this year earlier in the presentation versus the $2.49 on slide I think 29 it is? I guess they are both adjusted EPS numbers for 2014 and I’m just trying to make sure.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

What we were attempting to do on slide 29 was to address what I expected that most of you would do which was go back and adjust out of 2014 the items that were sort of one time things like the weather impact we had, Hadimkoy, some of the impairments, gain transactions to say okay, what is our starting point. So that gets you to that $2.49 where you would have been just based on those elements. And then you walked across to say okay, where are we to get to this year’s earnings and what are the impacts dragging us down? And so those are the elements.

And that is, you can see obviously that the currency impacts are a major impact. One of the things that we didn’t talk about in detail about PPS is putting in this shoe press is going to take an extended shut down period for that operation which is contributing to the decrease in profit generation in that business. And so that is a contributor to this downward element on the core business operations as well as the weakness that we talked about in some of the other operations. That was the reason we presented it in that fashion.

Justin Bergner—Gabelli & Company—Analyst

How does the $2.49 different from the $2.23, they are both referred to as adjusted EPS in 2014. Is it just the businesses?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

From a GAAP accounting standpoint, anything we have that is not a GAAP number we have to call adjusted effectively so we are trying to — that is just an element on the bridge to what is our adjusted guidance element for this year.

Justin Bergner—Gabelli & Company—Analyst

But is the $2.23 versus the $2.49 mainly a reflection of the $2.23 is sort of post the divestments and the $2.49 is prior to the divestments? Is that the major difference?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

I am sorry. Where are you talking about $2.23?

Justin Bergner—Gabelli & Company—Analyst

On slide 19.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Okay. Let me back up. I was misunderstanding your question. I thought you were talking about the $2.49. So if you will see on slide 29, the $1.56, what is happening is that the reconciliation on page 19 is to cover the items that were — let me not misstate this.

The additional items on page 29 that are not on page 19 are the impacts of Hadimkoy and the impacts of weather. They were items that were one-timers but are not necessarily gain transactions or just restructuring impairment items. So nonrecurring items there, the $0.26 obviously if you take $2.49 and back out the $0.26, you are at $2.23.

Justin Bergner—Gabelli & Company—Analyst

Okay, that is great.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

I’m sorry. I didn’t understand your question correctly the first time.

Justin Bergner—Gabelli & Company—Analyst

Sorry to be on the phone for a while but just one last question on the tax rate, why does the tax rate give you so much of an incremental boost to earnings if it is going from 43% to 31.5% on an adjusted basis? Or is that not the right comparison tax rate for the purposes of this bridge on slide 29?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

The tax rate for this year is like 70-some%.

Justin Bergner—Gabelli & Company—Analyst

So on the adjusted basis as well, the tax rate for this year is 70%?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

No, I am sorry. If you adjust out the — or if you added back in all the impairments and those kind of things then you would be at a lower tax rate. But yes, so the adjustments at 55 is the pickup on that rate change.

Justin Bergner—Gabelli & Company—Analyst

That is a 31% versus a 73% net pickup?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, because we did not tax effect the $0.98 add back. Correct.

Justin Bergner—Gabelli & Company—Analyst

Thank you so much for all of the detail.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Operator

Adam Josephson, KeyBanc.

Adam Josephson—KeyBanc Capital Markets—Analyst

Thanks, good morning everyone. Larry, just a couple, sorry to keep asking a number questions here but you talked about $2.01 for fiscal 2014 adjusted EPS in the earnings release and I thought the guidance of $2.25 to $2.35 compared to that $2.01 but that is I guess not the case — so the $2.49 is the appropriate comparison, not the $2.01 or the $2.23?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Well, the $2.01 is a presentation, Adam, tied back to the guidance that we gave at the third quarter and this is what I commented on at the beginning of my scripted comments was my apology for the confusion related to the transition to giving adjusted guidance going forward. But if you recall at the third-quarter call after we adjusted all of our guidance because the impacts of Turkey and everything else, what I said at that point was that with the close of the year, we expected that our adjusted earnings per share for the 2014 year adjusted to also not include any incremental impairments and excluding the timberland gains would be in a range of $1.98 to $2.08. So that is what this ties to.

Adam Josephson—KeyBanc Capital Markets—Analyst

Okay. And just one other clarification. So you have operating profit going from $249 million to $308 million on slide 27 and then on slide 31, you have EBIDTA going from $462 million at a midpoint of $430 million so you have EBIT going up by 60, EBITDA going down by call it 30. Can you just help me understand what — and by my definition, free cash flow defined as operating cash minus CapEx is 127 in fiscal 2014 and I have that going down to 93 at the midpoint in fiscal 2015.

So how do you have EBIT or operating profit going up by 60, EBITDA coming down by 30, free cash coming down by call it 30 if my numbers are squaring with yours?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

The difference, Adam, is a lot of the one-time impacts of the impairments and the goodwill allocations on sales and things that are changing is the difference between those two.

Because of the questions on the EBITDA, what I’m going to do is have us prepare a bridge that is similar to the one that we have for operating profit and just we will post it in conjunction, post it to this site and also post it related to next week’s Investor Day just so you can see the detailed waterfall walk. I think that will help everybody.

Adam Josephson—KeyBanc Capital Markets—Analyst

And just one broader question just about your forecast for 2015, you are expecting modest improvement this year but when we look at commodity prices tanking, interest rates falling, inflation falling, I mean those all seen to be pointing to deteriorating global economic conditions, not improving global economic conditions. I guess why are you expecting even modest improvement in fiscal 2015 just given those factors?

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Our comment was that we expect on sort of a global mix basis and modest improvement in the economy obviously if you look at page 29, we are not anticipating modest improvements in our business. That is why we are in the middle of this transformation effort, we are retooling so that we drive improvement.

Obviously currency and now combined with the impact of the extended shutdown for the installation of the shoe press — but I already mentioned that we already dragged down our original budget somewhat because of the drop in demand on IBCs that we are already seeing this year. So that modest recovery wasn’t translating to it is going to benefit us, I think that is more of just a statement of what we see the global economy with the US doing really well and the other places sort of not.

Adam Josephson—KeyBanc Capital Markets—Analyst

And just one clarification. Thank you for that. On the core business down $0.23, how much of that is the installation of the shoe press?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

If you look back, Adam, on page 27, we are reflecting that the paper business is down $14 million. If you look at page 29 then and you look above core business down 13.8, if you look down below, it is 23.

Adam Josephson—KeyBanc Capital Markets—Analyst

So you are essentially flat ex the shoe press.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Now the shoe press isn’t everything on PPS. There is also some margin pressure on pricing. Pete, you know the components. I don’t.

Pete Watson—Greif, Inc.—COO

Two things, Adam. It relates to the extended downtime at Riverville as Larry indicated and then we have forecasted slightly lower margins in our mill system as it relates to two things. One, the publicized $10 a ton reduction in medium in July and as you know, we’re a predominant amount of our mix is medium as compared to other producers of container board. And secondly, how we have forecasted input costs, those two factors have given a slightly lower margins in our mill business compared to this year.

Adam Josephson—KeyBanc Capital Markets—Analyst

Pete, thanks a lot. Larry, likewise. Thanks very much.

Operator

Ghansham Panjabi, Robert W Baird.

Ghansham Panjabi—Robert W. Baird & Company—Analyst

Good morning.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Let me just make a comment real quick so that we are going to go ahead and extend for 15 minutes I guess a little bit just to address George’s concern earlier. So just to let people know.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Ghansham Panjabi—Robert W. Baird & Company—Analyst

Appreciate that. Thanks. Just in terms of the press release you put out highlighting that the 10-K will be delayed and the impact on Paper Packaging of $130 million to $140 million in sales, can you just give us some more clarity on that? And I guess I’m asking because on slide 27, the net sales for Paper Packaging we are seeing a little bit of an increase 2015 versus 2014?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

I will let David Lloyd give a little more color on that but just to correct, I think you said you thought you read that it was going to increase, it is actually decreasing, it is eliminating an intercompany sale. But David, you can maybe (multiple speakers).

David Lloyd—Greif, Inc.—VP, Corporate Financial Controller

That adjustment has actually been reflected for all periods. So the comparable period in the prior year also had a reduction in revenue for that intercompany transaction. So what you are seeing in there is on a same basis.

Ghansham Panjabi—Robert W. Baird & Company—Analyst

And why is it so significant?

David Lloyd—Greif, Inc.—VP, Corporate Financial Controller

It relates to a component of that business that is where you trade paper and ultimately the team thought that they had been guided to record things in a certain way. One of the things when you go through a process of making sure that you feel comfortable, all of your controls are in place and you have got new people looking at it, things get discovered and we came across this. It turned out that the intercompany transaction was not being eliminated in consolidation. We ran it by both of our sets of auditors and both said yes, that should be eliminated. So the net profit thing on it is very immaterial, virtually de minimis and so that is why you see basically same number coming out of sales and cost of sales. That is what that is about.

Ghansham Panjabi—Robert W. Baird & Company—Analyst

Okay. And then just turning to the business, there have been very few questions on the actual business. But the pricing pressure you refer to in Western Europe — we have heard this for a few quarters now — is it any different, David, than what you have been seeing the last few quarters? And also as you kind of characterize the competition in that region, is it competition from the larger players or smaller ones?

David Fischer—Greif, Inc.—President and CEO

It is basically competition from both the large and the small. The lingering effects of the downturn economic activity in Europe were so significant that the excess volume from or demand on our business and the volume of capacity available to big buyers was leveraged by those big buyers very effectively. We are as part of this transformation process taking some very specific steps to reduce capacity in that area to make our business more healthy. That is the only thing we can control.

So I would say it is the ongoing effect of that. I would say that the weakening recent months of Western Europe and then the obvious impact that the declining ruble and declining oil prices are having on the Russian economy which is a big part of our business over there, is also producing a slightly more competitive environment than what we had been experiencing beforehand.

So that I would say is the new issue I think affecting the West and Eastern European marketplace.

Ghansham Panjabi—Robert W. Baird & Company—Analyst

Thanks so much. Good luck in the quarter.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Operator

Walter Liptak, Global Hunter.

Walter Liptak—Global Hunter Securities—Analyst

Thanks, guys. I apologize for this. I got into the call late. I’m sure you went through this already but for 2015, what is your forecast for depreciation and amortization, CapEx, interest expense?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

A lot of that is on, Walt, if you would look at page 31 of the deck, Walt. Interest expense is basically down $1 million or so.

Walter Liptak—Global Hunter Securities—Analyst

Okay, got it. Okay. Thanks a lot, guys.

Operator

Ketan Mamtora, BMO Capital.

Ketan Mamtora—BMO Capital—Analyst

A quick question on Flexible Packaging. Can you talk more broadly — a pretty substantial improvement both quarter-over-quarter and year-over-year in Flexible Packaging?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, you are talking about on an adjusted basis taking impairments out? Pete, do you want to talk a little bit about the Polywoven and then there is another element in there which is the gain on the sale of our Multiwall business.

Pete Watson—Greif, Inc.—COO

Yes, so if you look at overall our Flexible Products business, we have had a lot of stress coming out of Turkey with the occupation in Hadimkoy and trying to build back our capabilities in addition to some of the currency challenge we have in Europe and Turkey. And what I will tell you is we are making a lot of progress in regard to our improvement plans there. We are conducting a strategic review currently that will be completed at the end of March.

The key issues we are facing really now is what the size of our manufacturing footprint should be and how that cost structure is impacted in both our manufacturing cost and our SG&A cost and we are taking quite a bit of actions on doing that. I think the positive notes is we have stabilized our ability to serve our customers. We are starting to see in certain segments really positive factors with our customers ordering more and our ability to serve our customers in a fashion that we had in the past. And we will have a little better clarity on the continued improvement of that performance of our capabilities as we go through the next few months.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Just to add a little bit to that, the driver of why we ended up taking an impairment in this quarter was a significant change in the labor environment in Turkey along with the significant downturn in currency and the way that some of our raw materials contract obligations are established and where the markets we sell into. Those factors caused us to have to relook at that which we would have been doing it anyway but those factors led to us taking the impairment that we took of the goodwill in that business.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

It also caused us to need to take a dramatic step of really looking at what that business is going to be going forward. We embarked on this strategic review of the business to determine what is our path forward to a business that meets the profitability objectives that will be suitable for our shareholders and we will talk a little bit more about that next week at our Investor Day.

But as Pete said, the strategic planning efforts will extend into near the end of March at which time we will have a lot more clarity.

And to anticipate a follow-on question that I think is obvious, is what does that mean to the guidance and discussion that we previously had about getting to 10% SG&A and 12% margins in that business. That is at this point because of those changes in the labor markets and because of the significant impacts of currency is not something that we continue to believe is possible coming out of 2015 and is the purpose of this entire effort to really assess what is the way to have that business going forward or alternatively which is not our current plan but if you couldn’t figure out a way would you be exiting it?

Ketan Mamtora—BMO Capital—Analyst

So just coming back on the last point that you spoke so you had recently talked about $500 million of revenue and 12% EBIT margin so what you are saying now is that 12% EBIT margin in the near term is not possible given some of the headwinds that you talked about?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Well, that is still our objective to get there. We don’t believe that is achievable in a run rate basis in fiscal 2016 at a $500 million revenue level and the $500 million revenue had not yet taken out the Multiwall revenue which was part of that overall business which we subsequently disposed of. But that is where we are at at this point.

Ketan Mamtora—BMO Capital—Analyst

Just very quickly, the $14.4 million adjusted EBITDA in the Flexible Packaging, does it include any gain on sale of the Multiwall business? Is there anything in that number which makes it look like not part of the run rate kind of a number?

Larry Hilsheimer—Greif, Inc. – EVP and CFO

He is just asking if you add back the —

Ketan Mamtora—BMO Capital—Analyst

I am looking at page 18 of your press release and you have adjusted EBITDA for flexible packaging at $14.4 million. Last year Q4, it was $1 million. So I’m just trying to understand does this number include anything sort of gain on any one time benefit?

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Yes, that number includes the gain on the sale of Multiwall.

Ketan Mamtora—BMO Capital—Analyst

Got you. That was $6 million?

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Larry Hilsheimer—Greif, Inc.—EVP and CFO

No, that was $18 million.

Ketan Mamtora—BMO Capital—Analyst

$18 million, okay. Thank you.

Operator

Chris Manuel, Wells Fargo.

Chris Manuel—Wells Fargo Securities—Analyst

Just two quick ones.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Let me interject. This will be then the last question because we will be at 11:30. Thanks, Chris.

Chris Manuel—Wells Fargo Securities—Analyst

Okay, no problem. So my questions are this. David, from the perspective of — if I just heard from a previous response, you were in the process of doing a global review of the business, breaking it into 40 some odd value cells, etc. and deciding on a go-forward basis what would stay, what would go and kind of reshaping the Company. And I believe on the last quarter you told us that that process was to be completed in December. It sounds like now maybe that is pushed out to March.

Could you maybe give us a sense as to why things were pushed out if in fact I’m interpreting that correctly, number one? Number two, will you be prepared to give us a look at that next week as to what a go forward Greif business might look like? What is there, what is not and help us put some of the pieces together?

David Fischer—Greif, Inc.—President and CEO

Thank you for the added question, Chris. Previously we always anticipated having what we call our quadrant analysis and our strategy refresh completed in the calendar 2014. For all intent and purposes it has been completed and we are acting upon it. Now there is always as you might guess with an analysis of all 63 value centers that we have included in that strategy refresh, refinement work that is ongoing and takes a bit of time to follow on to tie a bow around the entire thing. Then even when you do that, strategy is never static. It always moves.

Look at what has happened more recently with the currency decline so dramatic around the world causing us to rethink some of our findings earlier in that process and that is exactly what we had just kind of talked about with FPS.

So as far as we are concerned, we have the body of work completed, we are taking the actions to implement the necessary steps to improve our performance with those 60 leaders around the Company as we speak. They have been chartered and are off formulating their own plans within their value cells.

That — let’s say description of that output and plans will be discussed at a certain level next week at our investor’s presentation. We intend to give you a little bit more clarity on how the business profile looks in terms of those quadrants and what we are doing about those quadrants to move businesses all to a more acceptable performance range.

I will tell you that I think you will be surprised at some of our businesses including even in FPS are more attractive and you might see on the surface because of all the noise we have had over the last year and that we have plenty of opportunity to polish those good businesses into better businesses while we are also fixing and discarding selective assets that we deem as underperforming or perpetually in bad markets. So I think you will be encouraged by what we have to say next week.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

Chris Manuel—Wells Fargo Securities—Analyst

Okay, that is very helpful. And my last question really was and I will allow you guys to probably answer this next week at your Analyst Day. But I guess where we are looking at the $130 million-ish of proceeds realized from divestitures and I am looking on slide 28 as well the analysis. Maybe next week you could give us a sense as to — I think those where the representative of what actually happened for 2014 with respect to those divestitures. But if you could kind of give us a sense of what the annualized components of those, whether it be from the revenue side, from the op profit or EBITDA side so that we can as we move forward for 2015 understand what the basis is we start from. That would be very, very helpful.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Chris, because most of the transactions happened very late in the year, you are not going to get a very significantly different answer because like the Multiwall business closed in the beginning of September and a lot of the other transactions that are in here closed actually on October 31, the exception to that would be Halsteren, which happened in June.

So yes, we can supplement it, Chris, but it is not going to be much different.

Chris Manuel—Wells Fargo Securities—Analyst

Okay, thank you.

Larry Hilsheimer—Greif, Inc.—EVP and CFO

Thanks everybody. We will look forward to seeing you all next week and I will turn it over to David.

David Fischer—Greif, Inc.—President and CEO

Thank you all for your time and good questions for today. We appreciate it. We are aggressively implementing our strategy to accelerate value creation. We are pleased with the increase in cash flow and debt reduction in the fourth quarter of 2014 coupled with actions to strengthen our financial flexibility and long-term performance. Our focus is clearly in fiscal 2015. We will be implementing our strategy throughout the Company to reward our shareholders for owning our stock. Thank you very much.

Scott Griffin—Greif, Inc.—IR

Thank you, David. As previously mentioned by David and Larry, Greif is hosting an Investor Day on Wednesday, January 21, 2015, from 9 AM until 12 noon Eastern time. This event will provide investors the opportunity to learn more about Greif’s strategy including questions and answers with members of the executive team present in this room and also key business leaders.

You will have both the option to participate in person or virtually via conference link. Please visit greif.com in the investor section to learn more about this conference. The replay of this conference call will be available later today on our website at greif.com. We appreciate your continued interest and participation in this conference call. Thank you and have a good day.

Operator

Thank you, ladies and gentlemen. This concludes today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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JANUARY 15, 2015 / 03:00PM GMT, GEF - Q4 2014 Greif Inc Earnings Call

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